Exhibit 99.1

Advance Energy Partners

Holdings, LLC

Consolidated Financial Statements

March 31, 2023

Advance Energy Partners Holdings, LLC

Index

 March 31, 2023

Advance Energy Partners Holdings, LLC

Consolidated Balance Sheet

 March 31, 2023

March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$8,998,076
Accounts receivable	63,026,226
Current portion of derivative asset	11,585,470
Inventory	34,567,399
Other current assets	4,326,390

Total current assets	122,503,561

Property and equipment:
Oil and gas properties using successful efforts method of accounting, net	1,524,243,049
Other property and equipment, net	—

Net property and equipment	1,524,243,049
Derivative asset	7,369,598
Lease assets	1,078,618
Deferred financing costs, net	2,519,081

Total assets	$1,657,713,907

Liabilities and Members’ Capital
Current liabilities
Accounts payable	$49,298,212
Revenue payable	11,031,170
Accrued capital expenditures	11,218,875
Accrued and other liabilities	2,056,055
Current portion lease liabilities	446,653
Current portion derivative liability	17,954,394
Current portion asset retirement obligation	297,247

Total current liabilities	92,302,606

Deferred income	1,941,917
Derivative liability	7,980,534
Lease liabilities	653,432
Long term debt	480,000,000
Asset retirement obligation	15,396,645

Total long-term liabilities	505,972,528

Total liabilities	598,275,134
Commitments and contingencies (Note 4)
Members’ capital	1,059,438,773

Total liabilities and members’ capital	$1,657,713,907

The accompanying notes are an integral part of these consolidated financial statements.

Advance Energy Partners Holdings, LLC

Consolidated Statement of Operations

 Three Months Ended March 31, 2023

March 31, 2023
Revenues
Oil and natural gas	$148,583,587

Total revenues	148,583,587

Expenses
Production	34,734,147
Exploration	—
Depreciation, depletion, and amortization	34,811,185
Accretion of asset retirement obligations	185,655
General and administrative	2,939,329

Total expense	72,670,316

Operating income	75,913,271

Other income (expense)
Change in unrealized gain on derivative contracts, net	18,277,213
Realized loss on commodity derivative contracts, net	(5,870,154)
Interest expense	(9,109,289)
Other income	175,000

Income before income tax	79,386,041
Income tax expense	—

Net income	$79,386,041

The accompanying notes are an integral part of these consolidated financial statements.

Advance Energy Partners Holdings, LLC

Consolidated Statement of Changes in Members’ Capital

 Three Months Ended March 31, 2023

Total Members’ Capital
Balance at December 31, 2022	$980,052,732
Net income	79,386,041

Balance at March 31, 2023	$1,059,438,773

The accompanying notes are an integral part of these consolidated financial statements.

Advance Energy Partners Holdings, LLC

Consolidated Statement of Cash Flows

 Three Months Ended March 31, 2023

March 31, 2023
Cash flows from operating activities
Net income	$79,386,041
Adjustments to net income to net cash from operating activities
Amortization of deferred financing costs	130,210
Depreciation, depletion, and amortization	34,811,185
Accretion of asset retirement obligations	185,655
Unrealized gain on derivatives	(18,277,211)
Deferred income	(175,000)
Other	(703)
Changes in assets and liabilities:
Accounts receivable	(11,705,155)
Accounts payable	(20,634,349)
Revenue payable	3,118,621
Other current assets	1,645,254
Accrued and other liabilities	(4,061,288)

Net cash provided by operating activities	64,423,260

Cash flow from investing activities
Capital expenditures of oil and gas properties	(82,830,399)

Net cash used in investing activities	(82,830,399)

Cash flow from financing activities
Proceeds from revolving line of credit	20,000,000
Repayments of borrowings from revolving line of credit	—
Payments of lease obligations	(74,024)
Deferred financing costs	—

Net cash provided by financing activities	19,925,976

Net change in cash and cash equivalents	1,518,836

Cash and cash equivalents
Beginning of year	$7,479,240
March 31, 2023	$8,998,076

Supplemental cash flow information
Interest paid	$9,115,848

Supplemental disclosure of noncash investing activity
Decrease in capital expenditures included in accounts payable and accrued liabilities	$(63,341,260)

The accompanying notes are an integral part of these consolidated financial statements.

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

1.	Organization and Ownership

Advance Energy Partners Holdings, LLC (the “Company” or “Advance”), headquartered in Houston, Texas, is an independent energy company engaged in the acquisition, exploration, development and production of crude oil and natural gas from onshore properties located in Texas and New Mexico, in the United States of America (“U.S.”).

The Company’s wholly owned subsidiary Advance Energy Partners, LLC was initially funded by Encap Energy Capital Fund X, LP (“Encap”) and AEPXCON Management LLC (or “AEPXCON”) (collectively the “Members”), by initial cash call in September 2014.

The Company’s LLC agreement initially obligated the Members to commit $300,000,000 equity to the Company. During 2017 this commitment was increased to $450,000,000. The LLC agreement authorized three classes of membership interests: Class A, Class B, and Class C Profit Units. The number of units authorized is 4,455,000, 45,000 and 100,000, respectively. The Class A and Class B units are issued at $100 per share. As of March 31, 2023, 3,911,607 Class A and 0 Class B Units were issued and outstanding. There is no cost per unit for the Profit C Units and as of March 31, 2023 there were 0 units issued.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in these financial statements upon consolidation.

Revenue Recognition and Natural Gas Imbalances

Revenue is recognized in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration the Company

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

expects to be entitled to in exchange for those goods or services. Revenues are recognized for the sale of crude oil and condensate, plant products or natural gas liquids (NGLs) and natural gas at the point control of the product is transferred to the customer, typically when production is delivered and title or risk of loss transfers to the customer. Arrangements for such sales are evidenced by signed contracts with prices typically based on stated market indices, with certain adjustments for product quality and geographic location. As the Company typically invoices customers shortly after performance obligations have been fulfilled, contract assets and contract liabilities are not recognized.

The balance of accounts receivable from contracts with customers as of March 31, 2023, was $53,963,391 and is included in accounts receivable on the consolidated balance sheet.

As a nonpublic entity the Company has elected not to apply the quantitative disaggregation of revenue. The Company’s revenues are recognized at a point in time. The location of the Company’s customers and the types of contracts entered into may affect the nature, amount, timing, and uncertainty of revenue and cash flows.

The Company does not disclose information on the future performance obligations for any contract with expected duration of one year or less at inception. As of March 31, 2023, the Company does not have future performance obligations that are material to future periods.

Revenue from the sale of oil, natural gas and natural gas liquids (NGLs) and plant products are recognized when title passes, net of royalties due to third parties. The Company follows the sales method of accounting for their revenue whereby they recognize sales revenue on all commodity sold to their purchasers, regardless of whether the sales are proportionate to the Company’s ownership in the property.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes this risk is not significant.

Accounts Receivable

Accounts receivable consist of uncollateralized accrued oil and gas revenues due under normal trade terms and joint interest billings consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. As of March 31, 2023, no valuation allowance was considered necessary.

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

Inventory

From time to time, the Company purchases materials to be used in future drilling and completion activities. This inventory is recorded at cost in inventory, which is included in the accompanying consolidated balance sheet.

Oil and Gas Properties

The Company follows the successful efforts method to account for its exploration and production activities. Under this method, costs incurred to purchase, lease, or otherwise acquire a property, whether unproved or proved, are capitalized when incurred. The Company initially capitalizes exploratory well costs pending a determination whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if a determination is made that proved reserves have been found. If no proved reserves have been found, the costs of exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells.

Other exploration costs, including geological and geophysical costs, delay rentals and administrative costs associated with unproved property and unsuccessful exploratory well costs are expensed as incurred. Additionally, costs to operate and maintain wells and field equipment are expensed as incurred.

Depletion is determined on a units-of-production basis over the remaining life of proved reserves. Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using the unit-of-production rates based on the amount of proved developed reserves of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

The net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depletable property are charged, net of proceeds, to accumulate depreciation, depletion and amortization unless doing so significantly affect the unit-of-production amortization rate, in which case a gain or loss is recognized to earnings. Gains or losses from the disposal of complete units of depletable property are recognized to earnings.

Impairment of Oil and Natural Gas Properties

Proved oil and natural gas properties are evaluated for impairment annually or when facts or circumstances indicate a possible decline in the recoverability of the carrying amount of such property. In performing this assessment, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company estimates the expected future cash flows of its oil and natural gas properties and compares

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If an impairment is indicated, fair value is calculated using a discounted cash flow approach. Estimating future cash flows involves the use of judgments, including expected commodity prices, estimation of the oil and natural gas reserve quantities, capital expenditures and operating costs, and timing of development and production. Where unproved reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the evaluation. Cash flow estimates for impairment testing exclude the effects of derivative instruments.

Unproved properties are periodically assessed for impairment on a property-by-property basis, and any impairment in value is charged to impairment expense. In determining whether an unproved property is impaired, the Company considers numerous factors including, but not limited to, current development and exploration drilling plans, favorable or unfavorable exploration activity on adjacent leaseholds, evaluation of the lease and the remaining lease term.

Unproved properties and the related costs are transferred to proved properties when reserves are discovered on, or otherwise attributed, to the property.

Leases

The Company primarily leases office space and vehicles from third parties. The Company determines if a contract is a lease at inception. A contract contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The lease term begins on the commencement date, which is the date the Company takes possession of the asset, and may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Certain of the Company’s leases contain renewal options for varying periods which either require mutual agreement by both lessee and lessor or can be exercised solely at the control of the lessee. Leases are classified as operating or finance leases based on factors such as the lease term, lease payments, and the economic life, fair value and estimated residual value of the asset. Where leases include options to purchase the leased asset at the end of the lease term, this is assessed as a part of the Company’s lease classification determination.

Under ASC 842, the Company recognizes a right-of-use (“ROU”) asset and lease liability to account for its leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized on the commencement date based on the present value of lease payments over the lease term. ROU assets are based on the lease liability and are increased by prepaid lease payments and decreased by lease incentives received. Lease incentives are amortized through the lease asset as reductions of expense over the lease term. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s ROU assets and lease liabilities.

The Company’s leases typically contain rent escalations over the lease term. The Company recognizes expense for these leases on a straight-line basis over the lease term. Certain leases

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

require the Company to pay taxes, insurance, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities to the extent they are variable in nature. These variable lease costs are recognized as a variable lease expense when incurred.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As a practical expedient, lease agreements with lease and non-lease components are accounted for as a single lease component for all asset classes. The Company estimates contingent lease incentives when it is probable that the Company is entitled to the incentive at lease commencement. The Company elected the short-term lease recognition exemption for all leases that qualify. Therefore, leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet; instead, lease payments are recognized as lease expense on a straight-line basis over the lease term. The depreciable life of the ROU assets and leasehold improvements are limited by the expected lease term unless the Company is reasonably certain of a transfer of title or purchase option.

The Company elected to use the risk-free rate as the discount rate for all asset classes if the rate implicit in the lease was not readily available.

Derivative Instruments

The Company enters into commodity derivative contracts to manage exposure to oil price volatility. The contracts, in the form of fixed for float swaps, have been placed with counterparties of high credit quality. The Company recognizes derivative instruments as assets or liabilities in the balance sheet based on the anticipated timing of cash settlements under the related contracts. The Company measures the derivative instruments at fair value by marking to market the derivative instruments at each balance sheet date. The Company derives internal valuation estimates that take into consideration the counterparties’ credit ratings, the Company’s credit rating and the time value of money. These valuations are then compared to the respective counterparties’ mark-to-market statements. The pertinent factors result in an estimated exit-price that the Company believes provides a reasonable and consistent methodology for valuing derivative instruments. The derivative instruments utilized by the Company are not considered by management to be complex, structured or illiquid. The commodity derivative markets are highly active. The Company does not designate its commodity derivative contracts as accounting hedges. Changes in the market value of the Company’s open derivative instruments resulting from the mark-to-market process represent unrealized gains or losses that are included in other income (expense) at the balance sheet date. Such unrealized gains or losses will fluctuate, based on prevailing market prices at each subsequent balance sheet date, until the transaction date occurs. Realized gains and losses resulting from settled contracts are included in other income (expense) in the period in which the contracts relate. The Company does not enter into derivative instruments for speculative or trading purposes.

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

Deferred Income

Deferred income consists of payments by pipeline companies made for the purpose of securing our dedicated oil and gas sales for an agreed area of mutual interest and for an agreed period of time. The Company defers income recognition and recognizes income equally over the primary contract term.

Deferred Financing Costs

Deferred financing costs consist of legal and bank fees incurred in connection with the Company’s reserve-based loan. The costs are capitalized and amortized over the life of the loan to interest expense.

Asset Retirement Obligations

We assess our obligations associated with the retirement of tangible long-lived assets at their fair values in the period incurred. If an obligation is determined to exist, the fair value of the obligation is also recorded to the related asset’s carrying amount. Also, accretion of the liability would be recognized as an operating expense and the capitalized cost is amortized using the units-of production method. Our asset retirement obligations relate primarily to the plugging and abandonment of our oil and natural gas wellbores and to decommissioning related pipelines, facilities, and structures.

Other Property and Equipment

Other property and equipment consist of furniture and fixtures, computer hardware and software, and leasehold improvements. See the table below for useful lives used for depreciating these assets.

Other Property and Equipment	Depreciable Life
Furniture and fixtures	7 years
Computer hardware	3 years
Computer software	3 years
Leasehold improvements	4 years	*
Vehicles	3 years

* Lesser of useful life or remaining lease term.

Income Taxes

The Company is organized as an LLC and for tax purposes has elected partnership status. Thus, all tax expense and liabilities arising from the Company’s operations will be the responsibility of the members. The Company is subject to Texas margin tax.

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

No material uncertain tax positions were identified during the year ended March 31, 2023. The Company believes that its income tax filing positions and deductions will more-likely than-not be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s consolidated financial condition, consolidated results of operations or consolidated cash flows. Therefore, no reserves for uncertain income tax positions have been recorded. The Company’s policy is to recognize interest related to any unrecognized tax benefits as interest expense and penalties as operating expenses.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist principally of cash and cash equivalents, accounts receivable, and derivative financial instruments. The Company maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses from such investments. The Company attempts to limit the amount of credit exposure to any one financial institution or company. The Company’s oil and natural gas revenues are derived principally from uncollateralized sales proceeds received from the operators who generally sell commodities to numerous companies in the oil and natural gas industry; therefore, its customers may be similarly affected by changes in economic and other conditions within the industry. The Company has not experienced any material credit losses on such sales in the past.

Risks and Uncertainties

As an oil and natural gas producer, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced. Other risks and uncertainties that could affect the Company in the current price environment include, but are not limited to, counterparty credit risk for our receivables, access to credit markets and ability to meet financial ratios and covenants in our financing agreements.

Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs not within the scope of ASC Subtopic 410-20, Asset Retirement Obligations and Environmental Obligations – Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

3.	Fair Value Measurements

Certain of the Company’s financial and nonfinancial assets and liabilities are reported at fair value in the accompanying consolidated balance sheet. ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC Topic 820 established a fair value hierarchy that prioritizes the relative reliability of inputs used in fair value measurements. The hierarchy gives highest priority to Level 1 inputs that represent unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are directly or indirectly observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs and have the lowest priority in the hierarchy. ASC Topic 820 requires that an entity give consideration to the credit risk of its counterparties, as well as its own credit risk, when measuring financial assets and liabilities at fair value.

The initial measurement of asset retirement obligations (“AROs”) is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and gas properties. Significant Level 3 inputs used in the calculation of AROs include assumptions associated with plugging and abandonment costs, inflation rates, credit-adjusted risk-free rates and reserve lives.

Oil and gas properties are evaluated at least annually for impairment. If they are determined to be impaired, they are written down to their fair value. Significant Level 3 inputs associated with the calculation of discounted cash flows used in the impairment analysis include the Company’s estimate of future oil, natural gas and natural gas liquids prices, production costs, development expenditures, anticipated production of reserves, appropriate discount rates and other relevant data.

Acquisitions accounted for as business combinations are recorded on the closing date of the transaction at their fair value, which is determined by applying market and income approaches using Level 3 inputs. Significant Level 3 assumptions associated with the calculation of discounted cash flows used in the valuation analysis include the Company’s estimate of future oil, natural gas and natural gas liquids prices, production costs, development expenditures, anticipated production of reserves, appropriate discount rates and other relevant data. See Note 5 of the consolidated financial statements.

The Company’s only financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 are the commodity derivative contracts to manage exposure to oil price

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

volatility. The tables below represent information about the Company’s derivative contracts measured at fair value on March 31, 2023 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. Certain amounts may be presented on a net basis on the consolidated financial statements when such amounts are with the same counterparty and subject to a master netting arrangement. As of March 31, 2023, all amounts are presented on a gross basis. As of March 31, 2023, assets and liabilities recorded at fair value in the consolidated balance sheet were determined to be based on Level 2 inputs.

The following table summarizes the location and fair value amounts of all derivative contracts at March 31, 2023:

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
	Level 1	Level 2	Level 3	Total Balance
Short-term commodity derivative asset	$—	$11,585,470	$—	$11,585,470
Long-term commodity derivative asset	—	7,369,598	—	7,369,598

Total fair value measurement, assets	—	18,955,068	—	18,955,068

Short-term commodity derivative liability	—	17,954,394	—	17,954,394
Long-term commodity derivative liability	—	7,980,534	—	7,980,534

Total fair value measurement, liabilities	—	25,934,928	—	25,934,928

	$—	$(6,979,860)	$—	$(6,979,860)

The Company had the following open derivative positions at March 31, 2023:

Type	Calculation Period	Volumes (Bbls, mmBTU per Term)	Swap Price

ARGUS WTI BASIS SWAP	4/1/2023 - 12/31/2023	1,767,521	$0.41 to $0.70
WAHA BASIS SWAP	4/1/2023 - 3/31/2024	2,048,800	($0.93) - ($1.83)

	Fair Value of Open Basis Swaps		$ (6,979,860)

4.	Commitments and Contingencies

The Company recognizes liabilities for legal proceedings and claims or other contingencies when, after fully analyzing the available information, the Company determines it is either probable that (i) a liability has been incurred and the amount of impairment or loss can be reasonably estimated or (ii) an asset has been impaired. When a range of probable loss can be estimated, the most likely amount is accrued, or, if no amount is more likely than another, the minimum of the range of probable loss is accrued. Typically, legal costs associated with loss contingencies are expensed as such costs are incurred.

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

5.	Asset Retirement Obligation

The Company’s asset retirement obligation relates to plugging and abandonment of oil and gas properties. The following provides a reconciliation of the changes in asset retirement obligations for the year ended March 31, 2023:

Asset retirement obligations at December 31, 2022	$15,508,237
Accretion expense	185,655

Asset retirement obligation at March 31, 2023	15,693,892
Current portion	297,247

Noncurrent portion	$15,396,645

6.	Revolving Line of Credit

Credit Facility

On January 7, 2018, the Company entered into a Senior Secured Revolving Credit Facility (“Credit Facility”) with JP Morgan Chase Bank, N.A. (“JPM”). As of November 17, 2022, and June 3, 2022 the Company entered into Amendments with JPM to extend the maturity date to October 22, 2024, increase the Aggregate Maximum Credit Amounts, increase the Borrowing Base, and amend certain terms and conditions of the Credit Agreement set forth.

The Credit Facility has a facility size of $750 million, with a borrowing base of $600 million at March 31, 2023. As of March 31, 2023, the Company had borrowings of $480 million outstanding under the revolving line of credit and a $109 thousand standby letter of credit issued pursuant to the Credit Facility. As of March 31, 2023, JPM was one of a thirteen lender syndicate under the Credit Facility.

The determination of the borrowing base under the Credit Facility, to occur two times per year and approximately six months apart, is based upon the valuation of the reserves attributable to the Company’s oil and gas properties. The Company may request one additional borrowing base re-determinations between any two successive scheduled redeterminations. Each time the borrowing base is to be re-determined, the administrative agent under the Credit Agreement will propose a new borrowing base as it deems appropriate in its sole discretion, which must be approved by all lenders if the borrowing base is to be increased, or by lenders holding two-thirds of the amounts outstanding under the Credit Facility if the borrowing base remains the same or is reduced.

The Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries. Outstanding balances under the Credit Facility bear interest at a base rate, plus a margin (based on a sliding scale of 2.0% to 3.0% depending on total commitments) or the Adjusted Term SOFR rate ( the Term Secured Overnight Financing Rate for an interest period, plus 0.10%),

Advance Energy Partners Holdings, LLC

Notes to the Consolidated Financial Statements

 March 31, 2023

plus a margin (based on a sliding scale of 3.0% to 4.0% depending on total commitments). The base rate is equal to the highest of: (a) the prime rate, (b) the sum of the Federal Funds Rate plus one half of one percent (0.5%) and (c), a SOFR rate for a one-month interest period as published two U.S. government securities business days prior to the day of the borrowing, plus 1%. In addition, the Company pays a commitment fee of 0.50% per annum on the unused portion of the borrowing base.

The Company is subject to certain restrictive financial covenants (the “Covenants”) under the Credit Facility, including a maximum ratio of net debt to EBITDAX, determined on a quarterly basis, of 3.0 to 1.0 and a minimum ratio of consolidated current assets to consolidated current liabilities of 1.0 to 1.0, all as defined in the Credit Facility. The Credit Facility also includes customary restrictions with respect to debt, liens, mergers, restricted payments, loans and investments, issuance of equity, transactions with affiliates, disposition of assets, sale and leasebacks, payment of other debt, nature of business, accounting, burdensome agreements, subsidiaries, hedging transactions, gas imbalances and advance payment contracts, use of proceeds and international operations.

The Company was in compliance with the Covenants under the Credit Facility as of and for the period ended March 31, 2023.

7.	Subsequent Events

The Company performed an evaluation of subsequent events through March 25, 2024, which is the date the unaudited consolidated financial statements were available to be issued.

On April 12, 2023, 100% of the equity interests of Advance Energy Partners Holdings, LLC were acquired by MRC Hat Mesa, LLC (“Purchaser”), a wholly owned subsidiary of Matador Resources Company (“Matador”) for an aggregate purchase price consisting of (i) an amount in cash equal to $1,600,000,000 (subject to certain customary adjustments, including for working capital and for title defects and environmental defects) and (ii) for each calendar month during calendar year 2023 in which the average of the daily settlement price for the West Texas Intermediate (WTI) light sweet crude oil prompt month futures contract for such calendar month exceeds $85.00, a payment equal to $7,500,000 (each such payment attributable to such calendar month, a “Contingent Consideration Payment”). At the closing, all existing commodity derivative contracts were closed and the Company’s outstanding credit facility in the amount of $480,000,000 was extinguished and the facility was retired.

On June 27, 2023, the Company and its subsidiaries were merged with and into the Purchaser, with the Purchaser surviving the merger and the separate legal existence of the Company and its subsidiaries thereupon ceasing.